Constant Environment, Inc. Announces the completion of Exclusive License Agreement to Develop, Manufacture and Design Under Recent US Patent, a New and Revolutionary Battery Technology.

Mr. Jeff Mak, President and Chief Operating Officer of Constant Environment, Inc. (OTC Bulletin Board: CETV - News) announced today the signing of the agreement for the exclusive worldwide license to develop, manufacture and market a battery technology under 2008 United State Patent Grant No. 7,344,801. The agreement is effective December 14, 2009.

The technology was development in the laboratories of the University of Hong Kong for over 10 years. The battery technology is based on the completely new and innovative concept of using high voltage dual electrolytes (HVDE) to obtain higher potential voltages and power.

“We are extremely excited about this new opportunity for the company,” stated Mr. Jeff Mak, CEO of Constant Environment, Inc. “We believe the timing is just right with the new hybrid electrical vehicle (HEV) and electric vehicle (EV) market potential. We believe we can gain significant share of this market because of the unique properties of this technology to produce an increase in power at low costs. We have been very fortunate to be able to obtain the agreement at this time.”

This news release contains forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.